Exhibit 99.1

Pharmacyclics® Triggers Another Significant Milestone Payment for Phase III Chronic Lymphocytic Leukemia Combination Trial

SUNNYVALE, Calif., Oct. 15, 2012 -- Pharmacyclics, Inc. (Nasdaq: PCYC) announced today that the international, randomized Phase III clinical trial (CLL3001) of ibrutinib (PCI-32765) in combination with bendamustine and rituximab in patients with relapsed or refractory chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL) has enrolled its fifth patient. The enrollment of the fifth patient has subsequently triggered a third $50 million milestone payment obligation from Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies, worldwide collaborator on ibrutinib in oncology and sponsor of this CLL3001 trial.

“This is our first Phase III study in which we use ibrutinib in a combination setting. Together with Janssen we are making good progress exploring ibrutinib’s potential in a multitude of diseases and across different disease stages as a single agent and now in combination. Over time, we will continue to initiate further studies to complement a broad clinical development program for ibrutinib.” said Bob Duggan , Chairman and CEO of Pharmacyclics. “We are pleased with our clinical progress and the cooperation with our partner. We look forward to providing a material update in December at the American Society of Hematology Annual Meeting.”

Quarterly Financial Update and Conference Call

We are planning to release on November 5, 2012, our fiscal, first quarter financial results from quarter ending September 30, 2012. This financial release will also contain a summary of the abstracts accepted for presentation by the American Society of Hematology (ASH), which will be published on that day on the ASH website (www.hematology.org). The clinical presentations during ASH’s annual meeting, December 8-11, 2012 (Atlanta, GA) will provide significant updates regarding our clinical studies of the efficacy and safety of ibrutinib (PCI-32765) in chronic lymphocytic leukemia, mantle cell lymphoma, multiple myeloma, diffuse large B-cell lymphoma and follicular lymphoma. The company will not hold a conference call on November 5th but will instead hold a conference call following the ASH presentations in December.

Trial Design (CLL3001)

This is a randomized, multi-center, international Phase III, double blinded, placebo controlled trial of ibrutinib in combination with bendamustine and rituximab versus bendamustine and rituximab alone in relapsed/refractory CLL/SLL patients who received at least one line of prior systemic therapy. The primary endpoint of the study is to demonstrate a clinically significant improvement in progression-free survival. The key secondary endpoints include overall response rate, overall survival and other measures of clinical benefit. This combination study conducted by Janssen plans to enroll 580 patients worldwide and may enable registration in this population.

Further information about this trial can be found at www.clinicaltrials.gov:

NCT01611090 – “A Study of Ibrutinib in Combination With Bendamustine and Rituximab in Patients With Relapsed or Refractory Chronic Lymphocytic Leukemia or Small Lymphocytic Lymphoma”

About Janssen Collaboration

As previously announced on December 8, 2011, Pharmacyclics entered into a worldwide collaboration with Janssen to develop and commercialize ibrutinib (PCI-32765), a novel, oral, first-in-class Bruton’s Tyrosine Kinase (BTK) inhibitor. Pharmacyclics received from Janssen an upfront payment totaling $150 million upon signing the contract. With the dosing of a fifth patient in the CLL 3001 study, as announced today, a milestone payment of $50 million has been earned. To date, $150M in milestones have been earned and Pharmacyclics may receive up to an additional $675 million in development and regulatory milestone payments; for total potential upfront and milestone payments of $975 million.

Following regulatory approval, both Pharmacyclics and Janssen will book revenue and co-commercialize ibrutinib. In the US, Pharmacyclics will book sales and take the lead role in US commercial strategy development. Both Pharmacyclics and Janssen will share in commercialization activities. Outside the United States, Janssen will book sales and lead and perform commercialization activities. Profits and losses from the commercialization activities will be split 50/50 on a worldwide basis. Development and commercialization activities under the collaboration will be managed through a shared governance structure. Each company will lead development for specific indications as stipulated in a global development plan, with development costs shared on a 40/60 basis (Pharmacyclics 40% and Janssen 60%).

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our corporate mission statement reads as follows: To build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious medical healthcare needs. To identify promising product candidates based on exceptional scientific development expertise, develop our products in a rapid, cost-efficient manner and to pursue commercialization and/or development partners when and where appropriate. We exist to make a difference for the better and these are important times to do that.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. The Company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs towards potential commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

SOURCE Pharmacyclics, Inc.